Exhibit 1.01

Fresenius Medical Care AG & Co. KGaA

Conflict Minerals Report

This is the Conflict Minerals Report for Fresenius Medical Care AG & Co. KGaA (together with its subsidiaries, “Fresenius Medical Care”), for calendar year 2014 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934. With shares listed on the New York Stock Exchange, Fresenius Medical Care is subject to the provisions of Section 1502 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) relating to “Conflict Minerals.” Section 1502 of the Dodd-Frank Act and Rule 13p-1 of the Securities Exchange Commission (“SEC”) addresses the sourcing of 3TG minerals (Tin, Tantalum, Tungsten, and Gold) from the Democratic Republic of the Congo (“DRC”) and adjoining countries (“Covered Countries”) which are known locations where armed groups mine and sell these minerals to finance civil violence.

Section (1) Due Diligence:

In accordance with Rule 13p-1, we determined that conflict minerals are necessary to the functionality or production of some of the products we manufacture, including our hemodialysis and peritoneal machines. Accordingly, we conducted a reasonable country of origin inquiry (“RCOI”) with respect to those minerals and, based on the results of our RCOI, we undertook due diligence to determine whether the conflict minerals used in our product offerings are “DRC conflict free” (as defined in the rules and regulations promulgated by the SEC). We utilized the Organization for Economic Co-operation and Development (“OECD”) Framework to design and implement our due diligence measures.

Our efforts included:

•                  Execution of our formal corporate policy around provisions of Section 1502 for conflict minerals of the Dodd-Frank Act

•                  Implementation of a global team to evaluate company systems, policies and procedures to ensure compliance

•                  Review of our relevant supply chain to determine supplier relevance and level of compliance

•                  Partnering with a third-party agency, 3E Company, to engage our supply chain in preparation for our due diligence inquiry

•                  Working with 3E Company to perform our due diligence country of origin inquiry of our relevant suppliers

•                  Performing supplier training and education in multiple languages in October 2014 to support effort in completing the Conflict Minerals Reporting Template (“CMRT”)

•                  Development of internal processes to support ongoing supplier adherence to our Conflict Minerals Policy including coordination with 3E to assist in our internal monitoring of progress updates and the addition of new products and suppliers on an ongoing basis

Fresenius Medical Care has determined in good faith for conflict minerals information obtained on products manufactured in the 2014 calendar year that the data were insufficient to determine whether the minerals meet the statutory definition of DRC conflict free. Although we have determined that some minerals come from the Covered Countries, we have not yet determined if they financed or benefitted armed groups. In addition, we have been unable to determine the origin of all such minerals used in our products. Therefore, Fresenius Medical Care has concluded that the conflict minerals in our supply chain are DRC Conflict Undeterminable.

Future Due Diligence Measures

In order to determine the level of supplier compliance with Section 1502 of the Dodd-Frank Act required for Reporting Year 2015, Fresenius Medical Care has identified the following actions in order to obtain definitive declarations:

•                  Continue to perform analysis of any new Fresenius products to determine if any raw materials or components contain 3TG minerals

•                  Continue to perform RCOI with our supply chain

•                  Enhance supplier on-boarding process to include RCOI inquiries

•                  Develop mitigation strategies for any supplier that has reported the following statuses for reporting year 2014:

•                  Not Conflict Free Status

•                  3TG Undeterminable

•                  DRC known, but CFS Undeterminable

•                  DRC Conflict Undeterminable

•                  Identify which suppliers are planning on reporting DRC Conflict Undeterminable for reporting year 2015

•                  Establish a Conflict Minerals Review Board to govern the new processes and mitigation strategies

Section (2) Products:

Fresenius Medical Care, as a leading manufacturer and distributor of equipment and related products for hemodialysis (“HD”) and peritoneal dialysis (“PD”) products, produces a wide range of machines and disposables for HD, PD and acute dialysis including but not limited to the following:

•                  HD machines and PD cyclers

•                  Dialyzers, our largest product group

•                  PD solutions in flexible bags

•                  HD concentrates, solutions and granulates

•                  Bloodlines

•                  Systems for water treatment

•                  Body Composition Monitor